Exhibit 99.14

AMENDMENT NO. 2 TO THE CO-TRANSFER AGENCY AGREEMENT

This AMENDMENT No. 2, dated as of August 3, 2026 (the “Effective Date”), to the Co-Transfer Agency Agreement, made as of October 9, 2025, is entered into by and between: (i) Continental Stock Transfer and Trust Company, a New York corporation (“Continental”); and (ii) Grayscale Investments Sponsors, LLC, except as otherwise specified herein, acting in its capacity as sponsor (the “Sponsor”) of each entity listed on Schedule I attached hereto (each, a “Trust”), as the same may be amended from time to time, (the “Parties”) (the “Amendment”).

R E C I T A L S

WHEREAS, the Parties have entered into that certain Co-Transfer Agency Agreement, dated as of October 9, 2025 (the “Original Agreement”);

WHEREAS, the Parties desire to amend the Original Agreement, pursuant to Section 15, with such amendment to be effective immediately as of the date hereof; and

NOW, THEREFORE, in consideration of the mutual agreement as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby have mutually agreed to amend the Original Agreement as set forth below.

SECTION 1. Exhibit B of the Original Agreement, attached hereto as Exhibit A, is hereby amended and restated in its entirety.

SECTION 2. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Remainder of the page blank; signature page follows.]

Exhibit 99.14

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Original Agreement as of the Effective Date set forth above.

GRAYSCALE INVESTMENTS SPONSORS, LLC, as Sponsor

By: /s/ Craig Salm

Name: Craig Salm

Title: Chief Legal Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Steven Vacante

Name: Steven Vacante

Title: Vice President

Exhibit 99.14

Exhibit A

Trusts	Date
Grayscale Avalanche Trust (AVAX)	October 9, 2025
Grayscale Bitcoin Cash Trust (BCH)	October 9, 2025
Grayscale Cardano Trust ETF	October 9, 2025
Grayscale Chainlink Trust ETF	October 9, 2025
Grayscale Dogecoin Trust ETF	October 9, 2025
Grayscale Hedera Trust ETF	October 9, 2025
Grayscale Litecoin Trust (LTC)	October 9, 2025
Grayscale Polkadot Trust ETF	October 9, 2025
Grayscale Solana Staking ETF	October 9, 2025
Grayscale Stellar Lumens Trust (XLM)	October 9, 2025
Grayscale Sui Trust (SUI)	February 2, 2026
Grayscale XRP Trust	October 9, 2025
Grayscale Zcash Trust (ZEC)	August 3, 2026